Exhibit 10.4

AMENDMENT NO. 1

to the

Exclusive Patent License Agreement dated September 25, 2020

Between

INNOVAZONE LLC

1401 Sawgrass Corporate Parkway, Suite 118, Sunrise, Florida 33323

and

FARMALIDER S.A. (“Farmalider”)

CL la Granja l, 32, 28108.-Alcobendas (Madrid) Spain

(“LICENSORS”)

and

ASPARGO LABORATORIES INC

550 Sylvan Avenue, Suite 102, Englewood Cliffs, New Jersey 07632

(“Licensee” or “Aspargo”)

THIS AMENDMENT (this “Amendment”) to the Exclusive Patent License Agreement dated September 25, 2020 between Licensors and Licensee (the “Patent Agreement”) is made as of June 9, 2021 (the “Effective Date”).

WHEREAS, Licensors and Licensee (the “Parties”) entered into the Patent Agreement whereby Licensors, in accordance with the conditions set forth in the Patent Agreement, granted to Licensee and its Affiliates during the Term an exclusive, sublicensable right and license under the Licensed Patents and Licensed Know-How to research, develop, make, manufacture, register, commercialize, use, market, offer to sell, sell, import, and distribute Licensed Products in the International Territory (all such terms as described in the Patent Agreement).

WHEREAS, Article 4.1 of the Patent Agreement states that in consideration of the grant of the above-mentioned license rights, Licensee shall issue to the Licensors a cumulative total of five million (5,000,000) shares of Aspargo’s Series A Common Stock (the “Shares”).

WHEREAS, Article 4.2 of the Patent Agreement states that Aspargo is taking action necessary to list Aspargo’s Series A Common Stock on the NASDAQ national securities exchange through an initial public offering to be completed prior to December 31, 2020 following satisfaction of the applicable initial listing requirements.

WHEREAS, Article 4.3 of the Patent Agreement provides that Licensors shall have the unrestricted right to rescind the Patent Agreement and return the Shares to Aspargo in the event the IPO has not been consummated in a timely manner and that promptly following any such rescission, the Parties agree to negotiate in good faith a license agreement covering the International Territory that includes consideration in the form of milestone and royalty payments in lieu of shares of Aspargo common stock.

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WHEREAS, the initial public offering has not been completed as of the date hereof and Licensors have notified the Licensee that they are terminating the Patent Agreement.

WHEREAS, in accordance with Article 4.3 of the Patent Agreement, the Parties have negotiated an amendment to the License Agreement covering the International Territory that includes consideration in the form of milestone and royalty payments in lieu of shares of Aspargo common stock.

NOW THEREFORE, considering the above-mentioned circumstances, the Parties hereby agree as follows:

1.            The capitalized terms used in this Amendment shall have the meaning as defined herein or, as applicable, the same meaning as defined in the International License.

2.            Consideration. Article 4 of the Patent Agreement shall be replaced in its entirety with the following.

4.            Consideration.

4.1          Upfront and Subsequent Payments. Licensee shall pay to Licensors a total of Three Million US Dollars ($3,000,000) in the following initial and subsequent non-refundable payments, upon the occurrence of the events listed below:

(a)         On the Effective Date: One million US Dollars ($1,000,000);

(b)         Upon the earlier of (A) receipt of regulatory approval from (i) The Medicines and Healthcare products Regulatory Agency (MHRA) in the United Kingdom to market the Licensed Product in the UK or (ii) The Federal Institute for Drugs and Medical Devices (Bundesinstitut für Arzneimittel und Medizinprodukte or BfArM) regulatory authority in Germany to market the Licensed Product in Germany (the “Regulatory Approval Date”), with such approvals based on the Licensed Product as manufactured and packaged by Laboratorios Edefarm (Valencia, Spain) or (B) twelve (12 months from the Effective Date: One million US Dollars ($1,000,000);

(c)         Upon the earlier of (i) six (6) months from the Regulatory Approval Date or (ii) eighteen (18) months from the Effective Date: One million US Dollars ($1,000,000);

Licensee shall provide Licensors with written notice of the achievement of each of the milestone events listed above promptly (and in any event within ten (10) Business Days) following such achievement.

Each such payment listed above will be invoiced by Licensors to Licensee upon the completion of the applicable milestone. Licensee shall make each such payment within thirty (30) days of receipt of the applicable invoice, by wire transfer of immediately available funds to a bank account to be designated in writing by Licensors.

4.2        Royalty. Licensee shall pay royalties to Licensors (“Royalty”) on a quarterly basis within thirty (30) Business Days following the last Business Day of each Quarterly Period during the Term and any Sell-off Period. The royalty rate is [***] (as defined below) in any jurisdiction wherein the Licensed Product is covered by a valid and enforceable Licensed Patent, and [***] (as defined below) in all other jurisdictions. Royalties are calculated on a country-by-country basis on Net Unit Sales of Licensed Products in each jurisdiction in the International Territory in a given calendar year during the Term. During any period in the Term after the expiration of a Licensed Patent, the Royalty due on Net Unit Sales with respect to any Licensed Products incorporating such expired Licensed Patent under this Section 4.2 shall be [***] (as defined below).

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4.3       Certain definitions. For purposes of this Article 4:

“Net Unit Sales” means the gross number of Units sold less [***].

“Unit” means 30ML of Licensed Product sold in one or more containers.

4.4       No Multiple Royalties. No multiple royalties will be due if any Licensed Product is covered by more than one Licensed Patent. In such case, Licensee shall pay only one Royalty at the applicable rate pursuant to Section 4.2 above.

4.5       Payment Terms and Royalty Statements. Licensee shall pay all Royalties due under this Agreement for each Quarterly Period within thirty (30) days of the end of such Quarterly Period. Licensee shall make all payments in US dollars to Farmalider as agent for both Licensors by wire transfer of immediately available funds to a bank account to be designated in writing by Farmalider, which shall allocate such payments to each Licensor. On or before the due date for all payments to Licensors pursuant to Section 4.2, Licensee shall provide Licensors with a statement (a “Payment Statement”) showing for the relevant Quarterly Period the number of Units sold and the type and amount of any deductions and offsets allocated with respect to such Licensed Products.

4.6       Taxes. If Licensee is required by law to withhold taxes in connection with any sums payable to Licensors under this Agreement, Licensee may deduct that amount from the payment it otherwise would have made to Licensors under this Agreement and shall include in the Payment Statement required pursuant to Section 4.5 the amount due before such withholding, the amount of the withholding under this 4.6, and the actual amount paid. Both Parties will collaborate in order to achieve an effective application of the current tax treaty between the United States and Spain for the avoidance of double taxation prior to any deductions pursuant to this paragraph 4.6.

4.7       Records. Licensee shall keep records of its and its Affiliates and Sublicensees’ sales of Licensed Products reasonably necessary for the calculation of payments to be made to Licensors hereunder, however, Licensee has no (a) duty of trust or other fiduciary relationship with Licensors regarding the maintenance of the records or the calculation and reporting of royalties or (b) obligations to maintain any records except in accordance with its own document retention policy.

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4.8       Audit. At the reasonable request and sole expense of Licensors within two (2) years after receiving any Payment Statement, Licensee shall permit an independent certified public accountant designated by Licensors and reasonably acceptable to Licensee (the “Auditor”) to access Licensees’s records upon reasonable notice to Licensee and during Licensees’ normal business hours solely for the purpose of verifying the Royalty Payment made in connection with such Payment Statement. The auditor must conduct such audit in a manner designed to minimize disruption of Licensee’s normal business operations. All information and materials available to or otherwise obtained or prepared by or for the Auditor in connection with such audit will be deemed Licensee’s Confidential Information and will be subject to the Auditor’s entry, prior to conducting the audit, into a written agreement with Licensee containing confidentiality and restricted use obligations at least as restrictive as those set out in Article 8, Confidentiality. Licensors may not exercise this right more than once in any calendar year and the Auditor may only disclose to Licensors information limited to the accuracy of the Payment Statement and any deficiency in the payment made, or any overpayment. Licensors shall not compensate the Auditor in whole or in part, contingent on the outcome of the audit.

Licensors shall provide to Licensee a copy of the Auditor’s audit report within ten (10) Business Days of Licensor’s receipt of the report. If the report shows that payments made by Licensee are deficient, Licensee shall pay Licensors the deficient amount within fifteen (15) days after Licensee’s receipt of the audit report. If the report shows that payments made by Licensee are in excess of the required payment, Licensors shall pay Licensee the excess amount within [***] days after Licensors’ receipt of the audit report. Further, if the audit for an annual period shows an under-reporting or underpayment or an overcharge by any party for that period of in excess of [***] of the amounts properly determined, the underpaying or overcharging Party, as the case may be, shall reimburse the party conducting the audit for its respective audit fees and reasonable out-of-pocket expenses in connection with said audit, which reimbursement shall be made within [***] days of receiving appropriate invoices and other support for such audit- related costs.

The failure of Licensors to request verification of any Payment Statement during the [***] period after receipt of such Payment Statement is deemed acceptance by Licensors of the accuracy of the Payment Statement and the payments made by Licensee in accordance with the Payment Statement.

4.9         Audit disputes. In the event of a dispute over the results of any audit conducted Licensors and Licensee shall work in good faith to resolve such dispute. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) calendar days, the dispute shall be submitted for binding arbitration to a certified public accounting firm (“Accountant”) selected by each Party’s certified public accountants or such other Person as the Parties shall mutually agree. The decision of the Accountant will be final, and the costs of such arbitration will be borne between the Parties in such manner as the Accountant shall determine.

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3.           Supply by Farmalider of the Licensed Product to Licensee: In the event that the Licensee markets the Licensed Product in any jurisdiction in the International Territory pursuant to a marketing authorization that authorizes the sale of Licensed Products solely if manufactured and packaged by Laboratorios Edefarm (Valencia, Spain) or any other manufacturer designated by Farmalider in such marketing authorization, the Parties agree to negotiate in good faith and execute an exclusive supply agreement to regulate the terms and conditions of the exclusive supply of the Licensed Product to Aspargo taking into account Licensee’s royalty obligation to Licensors. In such event, and prior to the supply of the Licensed Product, the Parties, together with such manufcaturer, a Technical Quality Contract quality specifying the responsibilities of each party to the contract.

4.            Certain Regulatory Matters.

(a)        Licensors have provided Licensee with certain documents compiled by Farmalider in accordance with the requirements of the pharmaceutical regulatory authorities in the EU (according to Eudralex Volume 2B (Notice to applicants), as it may be updated from time to time); which are necessary for the grant of Marketing Authorizations for the Licensed Products (the “Registration Dossier” or “Dossier”). The Dossier contains relevant analytical, technical and product development data, batch analysis data as well as stability tests, bioequivalence studies, declaration letters about manufacturer, CEP, Certificate of Transmissible Spongiform Encephalopathy (TSE) freeness, if applicable, according to EU guidelines and Letter of Access. The Dossier is written in the English language and has been delivered to Licensee in electronic form (CD), in the Common Technical Document (CTD) format compliant to current EU-guidelines.

(b)        Prior to the effective date of this Amendment, Licensee has filed an application for Marketing Authorization of the Licensed Product to the relevant Regulatory Authorities in the UK, Germany, Ireland and The Netherlands. Licensee (or its nominee) shall be designated as the Marketing Authorization holder of all Marketing Authorizations for the Licensed Product in each jurisdiction in the Territory for which approval is obtained, and Licensors hereby assign all right, title, and interest it may have or may obtain in such Marketing Authorizations to Licensee (or its nominee). All relevant costs required for the filing and maintenance of Marketing Authorization applications and authorizations for the Licensed Products shall be borne by Licensee.

(c)        During the Term and, if reasonably necessary for Licensee to exercise its rights under the Patent Agreement and this Amendment, following the Term, Licensors shall provide such assistance, including promptly delivering to Licensee documents, instruments, or deeds and making available any applicable personnel, in each case, as may be necessary to answer in a timely manner, within the timescale specified by the registration procedure, applicable questions received from the relevant Regulatory Authorities only of such European countries listed in Schedule 1 in which the Licensors own a patent title. This assistance will be prior evaluated by the Licensors in terms of resources and technical capacity and after quotation and acceptance of this assistance services by Licensee.

(d)        Licensee shall be and remain the sole legal and beneficial owner of all Marketing Authorizations that have been granted to Licensee with all ownership rights attached thereto. As between the parties, Licensee shall have the sole right to define and manage the regulatory strategy for Licensed Products in each of the countries of the International Territory. Without limiting the foregoing, Licensee shall be entitled to have a duplicate or similar registration in any jurisdiction within the International Territory where multiple legal statuses are available for a Licensed Product or multiple sales strategies are beneficial.

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(e)          Licensors agree that Licensee may request variations of the Dossier and/or the Marketing Authorization (“Variations”) from the various Regulatory Authorities within the International Territory. In the event that Variations are deemed necessary by Licensee, the following clauses shall apply:

(i)          Licensee shall bear all regulatory costs and fees with respect to Variations requested by Licensee. In addition, if any additional development work by Licensors is required to support the Variation, Licensee may notify Licensors thereof and (A) Licensors, in their sole discretion, shall decide whether to conduct such additional development work; and (B) if Licensors elect to conduct such additional development work, Licensee shall bear the costs for such additional development work, as agreed in writing in advance between Licensors and Licensee;

(ii)         Licensors shall provide such assistance, including promptly delivering to Licensee documents, instruments, or deeds and making available any applicable personnel, in each case, as may be necessary to support Licensee’s request for a Variation on a timely basis in in which a Variation is deemed necessary by Licensee; and

(iii)        Licensee shall consult and coordinate with Farmalider in the event that any such variation affects the sale of Licensed Products in countries excluded from the International territory.

(f)           Licensor shall inform Licensee as soon as practically possible in the event that Variations are deemed necessary by Licensor and shall provide Licensee in a timely manner with the necessary documentation and access to any applicable personnel for the Variation procedure.

(g)          Licensee agrees not to sell the e-CDT Dossier to a third party or provide a third party with the full portions of the Dossier without the prior written approval of Licensors; provided however, that that Licensee shall be permitted to transfer the e-CTD Dossier to a successor-in-interest entity that acquires all or substantially all of the business or assets of Licensee (whether by merger, reorganization, acquisition, sale or otherwise) or Licensee’s rights to the Licensed Product.

5.       Jurisdictions. Schedule 1 attached to the Patent Agreement entitled, Expanded Territory & Patents, is hereby replaced in its entirety with Schedule 1 attached to this Amendment.

6.       Other Obligations and Acknowledgements:

(a)    Licensee shall use commercially reasonable efforts to ensure that neither Licensee nor any of its third-party distributors or (sub)licensees (including any applicable suppliers and manufacturers) and customers, directly or indirectly, sells, resells, exports, or otherwise distributes any Licensed Product into the non-US jurisdictions excluded from the International Territory. In particular, Licensee shall not deliver Licensed Products for use or sale in countries outside the United States or International Territory, nor deliver Licensed Products to a third party inside the International Territory, with the objective of selling them outside of the United States or International Territory. If Licensee uses an external distributor to market the Licensed Product, it shall include a clause in the distribution agreement signed with the distributor, in which the latter must assume Licensee’s obligation neither to market Licensed Products nor to deliver Licensed Products for use or sale in countries outside the United States or International Territory. Aspargo shall be subject to liability for damages suffered by Licensors resulting solely from prohibited sales outside the International Territory if Aspargo fails to include such a clause in the distribution agreement signed with the distributor.

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(b)    Licensors shall use commercially reasonable efforts to ensure that neither Licensors nor any of their third party (sub)licensees (including any applicable suppliers and manufacturers) and customers, directly or indirectly, sell, resell, export, or otherwise distribute any Licensed Product into the United States or the jurisdictions included in the International Territory In particular, neither Farmalider nor InnovaZone may deliver Licensed Products for use or sale in the United States or countries in the International Territory, nor deliver Licensed Products to a third party outside the United States or International Territory, with the objective of selling them inside the United States or International Territory. If Licensors license the Product or supply the Product to third party licensees or distribution companies, it shall include a clause in the licensed or supply agreement signed with such third party, in which the latter must assume Licensor’s obligation neither to market licensed Products nor to deliver Licensed Products for use or sale in countries inside the United States or International Territory. Licensors shall be subject to joint and several liability for damages suffered by Aspargo resulting solely from prohibited sales outside the International Territory or in the United States if Licensors fail to include such a clause in the distribution or supply agreement signed with the distributor

(c)     Licensors acknowledge that Aspargo’s obligation to transfer the Shares to Licensors and Licensors’ rights to the Shares pursuant to Article 4 of the Patent Agreement are null and void.

7.       All other contractual terms and conditions of the Patent Agreement, which are not contrary to this Amendment, remain in full force and effect and shall apply to the subject matter of this Amendment, mutatis mutandis. Should there exist any contradictions between this Amendment and the Patent Agreement, the provisions of this Amendment shall prevail.

Signature page follows

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This Amendment may be signed in any number of counterparts, each of which, when signed, shall be an original and all of which together evidence the same agreement.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above by their respective officers thereunto duly authorized.

LICENSORS: INNOVAZONE LABS LLC
By: /s/ Camilo Rey__________________ Camilo Rey Director FARMALIDER, S.A. By: /s/ José Luis Berenguer___________ José Luis Berenguer CEO
LICENSEE: ASPARGO LABORATORIES, INC.
By: /s/ Michael Demurjian____________ Michael Demurjian CEO & Chairman Board of Directors

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SCHEDULE 1

EXPANDED TERRITORY & PATENTS

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